Exhibit 99

PRESS RELEASE



For Immediate Release


                 BROAD NATIONAL BANK TO PURCHASE
                PANASIA BANK'S JERSEY CITY BRANCH


     NEWARK, NJ - May 8, 1998 - Broad National Bank has agreed to purchase the Jersey City branch office of Panasia Bank, the companies announced today.

     In a joint statement, Donald M. Karp, chairman and chief executive officer of Broad National, and Moon Yang, president and chief executive officer of the Fort Lee-based Panasia Bank, said that under the agreement signed today, Broad National will assume the operations and approximately $4.1million in deposits at Panasia's branch at 348 Central Avenue, Jersey City.

     They said regulatory approvals have been applied for and the transaction should be completed in the third quarter of 1998.
Financial terms were not disclosed.

     The branch purchase would mark the initial entry into Jersey
City for the $603 million-asset Broad National.  Headquartered in
Newark, it currently operates 15 branches in Essex, Union, Bergen, Hudson and Middlesex Counties.

     Karp said, "We are delighted at the prospect of being able to serve Panasia Bank's Jersey City customers. With our longstanding record of exemplary service in urban areas such as Newark, Elizabeth and Perth Amboy, we are particularly well-suited to meet the banking needs of the people of Jersey City." Yang noted, "Through this sale, Panasia is refocusing on its core customer markets."



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Contact:
At Broad National:  Donald M. Karp (973) 596-2691
At Panasia:         Moon Yang (201) 947-6666